Exhibit 10.52

TERMS AND CONDITIONS (as of March 24, 2008) - ADS (COST PER CLICK)

1.	Introduction

These Terms and Conditions are entered into by you (“Advertiser”) and LookSmart, Ltd. (“LookSmart”) regarding the display and distribution of advertisement(s) by LookSmart (“Advertisements”) (these Terms and Conditions together with any executed insertion order (an “Insertion Order”) will be known as the “Agreement”). The display and distribution of Advertisements will also be subject to the policies and requirements set forth in the LookSmart Advertiser Center, currently located at https://adcenter.looksmart.com/help/faq#terms, as modified from time to time by LookSmart. By continuing to allow LookSmart to display and distribute Advertisements after such modified Terms and Conditions have been posted, you agree to these Terms and Conditions, as modified.

2.	Advertisements and Advertising Content

LookSmart will display the Advertisements, text links, graphical links, or other advertising content provided or approved by Advertiser (together with the related keywords, the “Advertising Content”). Advertiser agrees that its Advertisements will conform to LookSmart’s specifications and editorial guidelines located at https://adcenter.looksmart.com/help/faq#guidelines. Advertiser is solely responsible for creating the Advertising Content and Advertiser represents that it will choose keywords that do not violate any third party’s trademarks, other intellectual property rights or other rights and/or will obtain licenses to use any third party trademarks as keywords. Advertiser grants to LookSmart and members of the LookSmart Network (as defined below) (i) the right to display, perform, transmit and promote the Advertising Content and to make internal copies as necessary to perform the foregoing; and (ii) users of LookSmart’s distribution network members’ websites (collectively, the “LookSmart Network”) the right to access and use the Advertising Content and any content and/or services directly linked to the Advertising Content. LookSmart and LookSmart Network members may reject or remove any particular Advertisement or Advertising Content for any or no reason.

3.	Distribution

Advertiser understands that the Advertisements may appear on various site(s) within the LookSmart Network. The breadth of distribution of the Advertising Content may change during the term of this Agreement for any reason or no reason, including that LookSmart may change the members of the LookSmart Network from time to time without notice, and LookSmart may adopt or discontinue one or more modes of distribution or may change or discontinue sites, site pages or methods or modes of advertisement delivery. Because of the variety of types of distribution on the LookSmart Network and its frequent changes, we cannot guarantee that your Advertisement(s) will appear in any particular type of placement, or position, or that it will be displayed in any particular context or in response to any particular behavior. LookSmart will discount your bid(s) to the greatest extent possible while still achieving the highest possible position for your Advertisements (given your bid amount) on the LookSmart Network, if possible. LookSmart cannot ensure the correct bid pricing to achieve the highest possible position (given your bid amount). In all cases LookSmart will not exceed Advertiser’s maximum bid(s). With respect to keyword-targeted Advertisments, Advertising Content may appear for the specific keywords Advertiser selects, as well as for variations on those keywords, as determined by LookSmart’s matching technology.

4.	Term; Cancellation or Termination

For accounts with an Insertion Order, the term of this Agreement will be set forth in the Insertion Order. If there is no Insertion Order, the term will end when terminated by either party in accordance with the terms and conditions of this Agreement. Unless otherwise set forth in the relevant Insertion Order , either party may terminate the Agreement at any time for any reason or no reason upon giving written notice to the other party, with such termination to be effective as soon as LookSmart can remove all of Advertising Content from the LookSmart Network, but no later than five (5) business days after a party gives written notice. LookSmart may terminate this Agreement immediately with or without notice to Advertiser (i) if LookSmart is unable to successfully charge Advertiser’s credit card for any amount described in Section 5, for credit card accounts; or (ii) if any amount invoiced to Advertiser has not been paid when due, for invoice accounts.

5.	Billing; Payment

a. Invoice Accounts

LookSmart will invoice Advertiser monthly for clicks on Advertising Content. Payment in full will be due thirty (30) days after the date of the invoice. If LookSmart, in its sole discretion, determines that Advertiser’s credit condition warrants, LookSmart may require additional information and/or advance payment. If Advertiser wishes to increase or exceed the budget amount in an approved Insertion Order, Advertiser will submit an electronic mail message to LookSmart to document Advertiser’s agreement to such increase.

b. Credit Card Accounts

Advertiser must maintain a valid credit card in its online account. Advertiser authorizes LookSmart to charge its credit card for all charges to its account, including any recurring payments. Advertiser understands that this authorization is valid until the effective time of termination of this Agreement. Advertiser is responsible for maintaining up-to-date credit card information in its account. If Advertiser’s credit card expires, Advertiser will continue to be responsible for payment of charged amounts until Advertiser either changes its credit card information or terminates the Agreement. Advertiser agrees to retain, either by printing or otherwise saving, a copy of this Agreement, which provides the terms of this authorization. LookSmart will charge an amount to Advertiser’s credit card at the beginning of each monthly billing period to “refill” the account and any associated campaigns. During each monthly billing cycle, Advertiser’s account will be debited for each click on its

Advertisements as determined by LookSmart’s click tracking technology. If the total amount allocated to a campaign or the account is reached, LookSmart will suspend Advertisements associated with that campaign or the account until additional funds are added. If LookSmart is unable to refill Advertiser’s account because Advertiser’s credit card is no longer valid, or for any other reason, LookSmart may in its sole discretion (i) reduce Advertiser’s campaign budgets so that Advertiser’s remaining account budget is less than the remaining account balance; (ii) suspend Advertiser’s Advertisements from the LookSmart Network; or (iii) terminate this Agreement in accordance with Section 4. If clicks on Advertiser’s Advertisement(s) do not amount to a charge of at least $25 in any month, LookSmart will charge a minimum monthly fee of $25 to Advertiser’s account for that month for account maintenance.

c. All Accounts

All fees described in this Agreement exclude any and all sales, use, property, license, value added, excise or similar tax (and any related duties, tariffs, imposts and similar charges) that may be due as a result of the transactions contemplated by this Agreement. Advertiser will be responsible for paying all such taxes and charges. Advertiser will have thirty (30) business days from the date of an invoice or charge to dispute that invoice or charge; after that time Advertiser will be deemed to have waived any objections to the invoice or charge. Invoices and charges will be determined solely based on LookSmart’s click tracking technology. Advertiser may use a third party to track clicks on Advertisements. In the event that the third party’s measurements for clicks on Advertisements differ from those tracked by LookSmart by more than ten (10) percent over an invoiced or charged period, within the thirty (30) day period following the end of such period LookSmart and Advertiser will participate in a reconciliation effort between the third party and LookSmart regarding the discrepancy, make a good faith effort to resolve such discrepancy and, if any changes are made to LookSmart’s tracking as a result, amend the invoice or credit the account accordingly. Refunds (if any) are at the discretion of LookSmart and will be granted only in the form of advertising credit on the LookSmart Network. Advertiser will dispute any invoice in accordance with this section, and agrees not to dispute any charges with its credit card company or otherwise initiate chargeback proceedings if such dispute or chargeback would cause Advertiser to be in violation of this section.

6.	Collections

In the event of any legal action to collect amounts owed by Advertiser under this Agreement, LookSmart will be entitled to reimbursement for all costs incurred, including reasonable court costs and attorney’s fees and expenses.

7.	Online Account

LookSmart will provide a password-protected online account to allow Advertiser to monitor the performance of campaigns and make changes to elements of campaigns. Advertiser is solely responsible for controlling access to the password-protected account and for maintaining the confidentiality of the password, and will be required to pay for any charges or traffic fees incurred as a result of changes made through the online account.

8.	Limitation of Liability

EXCEPT WITH RESPECT TO OBLIGATIONS UNDER SECTIONS 9 and 12 BELOW, (I) UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE, FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF SUCH DAMAGES ARE FORESEEABLE, AND WHETHER OR NOT THE INDEMNIFIED PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) ARISING FROM THIS AGREEMENT AND (II) NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR MORE THAN THE TOTAL AMOUNT PAID OR PAYABLE (PLUS APPLICABLE FEES AND COSTS) TO LOOKSMART UNDER THIS AGREEMENT.

9.	Indemnification

Each party agrees to indemnify, defend and hold harmless the other party, its subsidiaries, affiliates, partners, officers, directors, employees and agents, from any and all liability, damages and settlements due to third party claims or causes of action, including reasonable legal fees and expenses (collectively “Liabilities”), arising out of or related to the indemnifying party’s breach of any of its representations or warranties in this Agreement. Advertiser agrees to indemnify, defend and hold harmless LookSmart, its subsidiaries, affiliates, partners, officers, directors, employees and agents, from any Liabilities arising from all content or material on any website associated with any Advertising Content, Advertiser’s website(s) and Advertiser’s order processing, billing, fulfillment, shipment, collection and other customer support associated with any products or services offered, sold or licensed through any website associated with any Advertising Content.

10.	Representations and Warranties

Advertiser represents and warrants that (i) Advertiser holds the necessary corporate power, permits and rights to grant all right granted to LookSmart under this Agreement; (ii) neither the use, reproduction, distribution, or transmission of the Advertising Content, nor any material or service available on or through Advertiser’s website will (a) violate any foreign, federal, state or local law or regulation or any rights of any third party, (b) contain any material that is harmful, abusive, hateful, obscene or threatening nor (c) constitute false or fraudulent advertisement and that a reasonable basis exists for all claims concerning the performance of products and services offered; (iii) the Advertising Content complies with LookSmart’s advertising guidelines (https://adcenter.looksmart.com/help/faq#guidelines); (iv) Advertiser’s execution of this Agreement, and its performance of obligations and duties hereunder, will not violate any agreement to which Advertiser is a party or is otherwise bound; and (v) Advertiser possesses all authorizations, approvals, consents, licenses, permits, certificates or other rights and permissions necessary to display its website(s) and purchase, display and distribute (and allow others to display and distribute) Advertising Content for such website(s).

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11.	LookSmart Representations and Warranties

LookSmart represents and warrants that it holds the necessary rights to use the LookSmart Network for display and reproduction of the Advertising Content for the purpose of this Agreement. LOOKSMART MAKES NO OTHER REPRESENTATIONS, AND HEREBY EXPRESSLY DISCLAIMS, ALL WARRANTIES, EXPRESS OR IMPLIED, REGARDING LOOKSMART’S SERVICES OR ANY PORTION THEREOF, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE AND ANY IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. Without limiting the generality of the foregoing, LookSmart specifically disclaims any warranty regarding (i) the number of persons who will access the Advertising Content and (ii) any benefit Advertiser might obtain from including the Advertising Content within the LookSmart Network. The performance estimates, if any, on the Insertion Order are not guarantees, and actual performance may be higher or lower than the estimates provided. LookSmart cannot warrant that the display of the Advertising Content or the link to the advertiser web content will be uninterrupted or error-free. LookSmart cannot guarantee that an Advertisement will be displayed in response to any given keyword search. LookSmart specifically disclaims any warranty regarding the location and prominence of Advertisements within the LookSmart Network, including within any search results displayed thereon.

12.	Confidentiality

The terms and conditions of this Agreement, as well as any click-through or user data derived from this Agreement or its performance, are confidential to LookSmart, and Advertiser agrees not to disclose them to any third party under any circumstances, except as required by law and with prior written notice to LookSmart. Neither party will issue any press release or public announcement of the terms or existence of this Agreement without the prior written consent of the other party, except that LookSmart may reference Advertiser as a client and include Advertiser’s name in marketing materials.

13.	Jurisdiction; Choice of Law

The parties irrevocably consent to the exclusive jurisdiction of the state and federal courts located in San Francisco County, California in connection with any action arising under this Agreement. This Agreement will be interpreted, construed and enforced in all respects in accordance with laws of California, without regard to its conflicts of laws provisions or to the actual state or country of incorporation or residence of the parties.

14.	Miscellaneous

In the event of any express conflict between the provisions of the Insertion Order and these Terms and Conditions, the provisions of the Insertion Order will apply. LookSmart will not be liable for delay or default in displaying Advertisements if such delay or default is caused by conditions beyond its reasonable control including without limitation casualty, network or telecoms failures and acts of God. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid by a court with jurisdiction over the parties to this Agreement, such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remainder of this Agreement will remain in full force and effect. The failure of either party to insist upon or enforce strict performance by the other party, of any provision of this Agreement, or to exercise any rights under this Agreement, will not be construed as a waiver or relinquishment of such party’s right to enforce any such provision or right in any other instance. Advertiser may not assign this Agreement, in whole or in part. LookSmart and Advertiser are independent contractors, and neither LookSmart nor Advertiser is an agent, representative or partner of the other. Except as set forth in Section 1 above, this Agreement may only be modified, or any rights under it waived, by a written document or online agreement executed by both parties.

If Advertiser and LookSmart have signed a separate agreement for the delivery of relevant advertising that is still in effect, then in the event of any express conflict between the provisions of that other agreement and these Terms and Conditions, such provisions of this Agreement will govern.

COMPANY: MeziMedia		LookSmart, Ltd.
By: Christian Verspohl		By: Michael Schoen

Signature:	/s/ Christian Verspohl	Signature:	/s/ Michael Schoen
Title: Director of Marketing		Title: VP Product
Date: 9/19/2008		Date: 9/26/2008

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